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                                                                    EXHIBIT 4.02

                                DEED OF ADHERENCE


THIS DEED OF ADHERENCE has been executed on  this 4th day of November.

                                       BY:

SHIRDI SAI TRUST, a Charitable Trust established under the Indian Trusts Act 1882, having its office at No 3(E-54), 19th Cross Street, Besant Nagar, Chennai 600 090. (hereinafter referred to as " TRANSFEREE").

WHEREAS the Issuer has entered into an agreement dated August 26, 2004 (the "Registration Rights Agreement") with the Sponsor and the Corporate Shareholders (excluding the Transferee) regarding the registration of the Issuer Shares received pursuant to the Acquisition Agreement dated as of the same date, relating to the purchase of all of the outstanding capital stock of Future Software Limited.

AND WHEREAS the Sponsor and DHPL (collectively referred to herein as "Transferring Shareholders") have gifted 21,600,000 and 8,751,000 shares respectively to the Transferee on 30th September 2004.


NOW THIS DEED WITNESSETH as under:

1. All capitalised terms used in this Deed of Adherence shall, unless the subject or context or otherwise requires, bear the same meaning as assigned thereto under the Registration Rights Agreement.

2. The Transferee confirms having received a copy of the Registration Rights Agreement as it stands amended on this date, and having read the same.

3. The Transferee, as a Holder under the Registration Rights Agreement, hereby undertakes to observe, perform and be bound by all terms and conditions of the Registration Rights Agreement and shall exercise all rights and be subject to such obligations as applicable to the Transferee in its capacity as a Holder to the end and effect that the Transferee shall, on and from the date of being registered as a shareholder of the Company, be deemed to be a party to the Registration Rights Agreement.

IN WITNESS WHEREOF the Transferee has executed this Deed of Adherence on the day and year first herein above mentioned.

SHIRDI SAI TRUST


By: /s/ K.V. Ramani
Name: K.V. Ramani
Title:   Managing Trustee